Q3 2021 Financial Results October 28, 2021

2 Safe Harbor Statement Some of the statements contained in this presentation that are not purely historical statements, including our GAAP EPS guidance and Adjusted EPS guidance, as well as our effective income tax rate and GAAP and adjusted fully diluted shares for 2021, discuss future expectations or state other forward-looking information related to financial results and business outlook for 2021. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward- looking statements are disclosed under the heading “Risk Factors” in our most recently filed annual report on Form 10-K. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this presentation are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Reconciliation of Adjusted GAAP Measures

The following table provides a reconciliation of Perficient, Inc. GAAP EPS guidance to Adjusted EPS guidance:

	Q4 2021				Full Year 2021			
		Low end of adjusted goal		High end of adjusted goal		Low end of adjusted goal		High end of adjusted goal
GAAP EPS	$	0.61	$	0.64	$	2.00	$	2.03
Non-GAAP adjustment (1):								
Non-GAAP reconciling items		0.56		0.57		1.99		1.99
Tax effect of reconciling items		(0.27)		(0.28)		(0.61)		(0.61)
Adjusted EPS	$	0.90	$	0.93	$	3.38	$	3.41

(1) Non-GAAP adjustment represents the impact of amortization expense, stock compensation, amortization of debt discount and issuance costs, loss on extinguishment of debt, foreign exchange gains and losses, acquisition costs, and adjustments to fair value of contingent consideration, net of the tax effect of these adjustments, divided by adjusted fully diluted shares. Perficient currently expects its Q4 2021 and full year 2021 GAAP effective income tax rate to be approximately 4% and 20%, respectively. The Company's estimates of GAAP and adjusted fully diluted shares for 2021 are included in the following table. These estimates could be affected by share repurchases, shares issued in conjunction with future acquisitions, changes in share price and the potential impact from the conditional conversion features of our debt.

(in millions)		Q4 2021 (2)	Full Year 2021 (2)
GAAP fully diluted shares	$	37.1	35.1
Non-GAAP adjustment (3):			
Dilution offset from convertible note hedge transactions		(2.7)	(2.0)
Adjusted fully diluted shares	$	34.4	33.1

(2) The calculation of fully diluted shares assumes an average share price of $129 per share for the three months ending December 31, 2021; provided, however, that Perficient makes no prediction as to what its actual stock price will be for such period or any other period.
(3) Non-GAAP adjustment represents the exclusion of shares that are issuable upon conversion of our convertible notes due to the expectation that such shares will be offset by the convertible note hedge transactions entered into in August 2020.

Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished October 28, 2021.

PERFICIENT 3

Financial Metrics

(in thousands, except per share data)	THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,		
	2021	2020	% Change	2021	2020	% Change
Revenues	$ 192,820	$ 157,678	22 %	$ 546,297	$ 449,579	22 %
Services Revenues (excluding reimbursable expenses)	$ 190,103	$ 155,242	22 %	$ 537,792	$ 440,556	22 %
Cost of Services (excluding reimbursable expenses)*	$ 115,944	$ 95,191	22 %	$ 330,370	$ 273,639	21 %
Services Revenues Net of Cost	$ 74,159	$ 60,051	23 %	$ 207,422	$ 166,917	24 %
% of Services Revenues	39.0 %	38.7 %		38.6 %	37.9 %	
Adjusted EBITDA**	$ 41,498	$ 31,149	33 %	$ 115,137	$ 81,283	42 %
% of Services Revenues	21.8 %	20.1 %		21.4 %	18.5 %	
Adjusted Net Income**	$ 29,540	$ 21,719	36 %	$ 81,230	$ 56,436	44 %
% of Services Revenues	15.5 %	14.0 %		15.1 %	12.8 %	
GAAP EPS	$ 0.48	$ 0.19	153 %	$ 1.39	$ 0.67	107 %
Amortization	0.13	0.22		0.54	0.48	
Acquisition Costs / Earnout Adjustments	0.04	0.07		0.04	0.23	
Amortization of Debt Discount and Debt Issuance Costs	0.08	0.06		0.24	0.13	
Loss on Extinguishment of Debt	0.01	0.13		0.01	0.13	
Foreign Exchange Loss (Gain)	-	-		0.01	-	
Stock Compensation	0.19	0.15		0.52	0.45	
Tax Effect of Above Reconciling Items	(0.08)	(0.15)		(0.33)	(0.35)	
Dilution Offset from Convertible Note Hedge Transactions	0.03	-		0.07	-	
Adjusted EPS**	$ 0.88	$ 0.67	31 %	$ 2.49	$ 1.74	43 %

* Cost of Services excludes depreciation and amortization.
** Note further discussion and reconciliation of Perficient, Inc. non-GAAP financial measures can be found in our earnings press release and Form 8-K furnished October 28, 2021.

PERFICIENT 4

5 Operating Metrics (in thousands) Q3 2021 Q2 2021 % Change Q3 2021 Q3 2020 % Change Services Revenue (excluding reimbursable expenses) $ 190,103 $ 181,213 5% $ 190,103 $ 155,242 22 % Software and Hardware Revenue $ 401 $ 361 NM* $ 401 $ 923 NM* Headcount Q3 2021 Q3 2020 Average Ending Average Ending North American Billable Employees 2,361 2,412 2,046 2,053 Subcontractors 320 328 253 257 Offshore Billable Employees 1,960 2,087 1,462 1,478 Total Billable Headcount 4,641 4,827** 3,761 3,788 SG&A Headcount 703 710 596 612 Total Headcount 5,344 5,537 4,357 4,400 * "NM" means not meaningful. ** Excludes 541 billable employees related to Overactive, which was acquired in October 2021.

6 Industry Data Revenue by Industry Q3 2021 Q2 2021 Q3 2020 Healthcare/Pharma/Life Sciences 28% 31% 35% Financial Services/Banking/Insurance 19% 18% 14% Automotive and Transport Products 10% 10% 8% Manufacturing 9% 9% 10% Retail and Consumer Goods 9% 9% 8% Leisure, Media, and Entertainment 7% 6% 5% Electronics and Computer Hardware 6% 6% 6% Business Services 5% 5% 4% Other 7% 6% 10%